EXHIBIT 10.3

AIR TERMINATION AGREEMENT

This AIR Termination Agreement (“Agreement”) is entered into as of January 23, 2013 by and between Gemini Master Fund, Ltd., a Cayman Islands corporation (“Gemini”), and Visualant, Incorporated, a Nevada corporation (“Company”, and together with Gemini, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company and Gemini, together with Ascendiant Capital Partners, LLC (“Ascendiant”, and together with Gemini, the “Purchasers”), are parties to that certain Securities Purchase Agreement dated as of May 19, 2011 (“Purchase Agreement”); initially capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement;

WHEREAS, pursuant to Section 2.4 of the Purchase Agreement (as amended through the date hereof), the Purchasers are entitled to purchase additional Debentures and Warrants from the Company on the terms and conditions set forth therein (“Additional Investment Right”);

WHEREAS, immediately prior hereto pursuant to a separate agreement, Gemini has purchased from Ascendiant all of Ascendiant’s right, title and interest in and to the Additional Investment Right; and

WHEREAS, the Company wishes to terminate the Additional Investment Right, and Gemini is willing to accept such termination on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Termination.  The Parties hereby agree that the Additional Investment Right shall be terminated in consideration for $850,000 from the Company, which shall be payable by the Company issuing to Gemini a promissory note in the form of Exhibit A attached hereto (“Term Note”).  Effective upon Gemini’s receipt of the original Term Note, the Additional Investment Right shall be terminated such that Section 2.4 of the Purchase Agreement shall be of no further force or effect and Section 4.13 of the Purchase Agreement shall be of no further force or effect (notwithstanding any continued holding of Securities by Gemini).  The original Term Note shall be delivered to Gemini within three (3) business days following the date hereof; if such original Term Note is not delivered to Gemini within five (5) business days following the date hereof, this Agreement shall be null and void and of no further force or effect as if this Agreement were never entered into.  The Term Note shall constitute a Transaction Document under the Purchase Agreement.

2.         Miscellaneous.

(a)

Applicable Law.  This Agreement shall be deemed to have been executed and delivered within the State of New York, and the laws of the State of New York shall apply to the interpretation and enforcement of this Agreement.

(b)

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission or by email of a digital image format file.

[Signature Page Follows]

IN WITNESS WHEREOF, as of the date first written above, the parties hereto have duly executed, or caused their authorized officers to duly execute, this Agreement.

VISUALANT, INCORPORATED	GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES LLC, INC., as investment manager

By: /s/ Ronald P. Erickson	By: /s/ Steven Winters
Name: Ronald Erickson	Name: Steven Winters
Title: CEO	Title: President

EXHIBIT A

Term Note

(see attached)